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                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549




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                                  FORM 8-K

                               CURRENT REPORT


                   PURSUANT TO SECTION 13 OR 15(D) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


                Date of Report:              November 20, 1995


                                 ECOGEN INC.
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           (Exact name of registrant as specified in its charter)


  Delaware                               1-9579              22-2487948
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(State or other jurisdiction of         (Commission          (I.R.S. Employer
incorporation or organization)          file number)         Identification No.)



          2005 Cabot Boulevard West, Langhorne, Pennsylvania 19047
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                  (Address of Principal Executive Offices)


                               (215) 757-1590
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            (Registrant's telephone number, including area code)
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Item 5.    Other Events

         The Registrant ("Ecogen" or the "Company") has recently signed a letter of intent with Monsanto Company for a strategic alliance to develop Ecogen's proprietary Bacillus thuringiensis ("Bt") technology for in-plant applications. The transaction pursuant to which Monsanto will provide Ecogen with an aggregate of $25 million is subject to completion of definitive agreements and necessary corporate approvals. Closing is expected in early 1996.

         Under the proposed transaction, Monsanto will acquire rights to Ecogen's Bt gene library and Bt strain library consisting of more than 10,000 strains and will have exclusive worldwide rights to develop Ecogen's Bt genes for in-plant technology. Ecogen will retain its exclusive rights for Bt development in other areas and will have unrestricted rights to the technology that is developed under the proposed agreement for use other than in plants. Under the agreement, Monsanto will provide $25 million to Ecogen - $5 million will be received in upfront payments to acquire rights to Ecogen's technology associated with its Bt library; $10 million for the purchase of equity securities at a price the greater of $2.12 per share or 85 percent of the 60-day average closing price of Ecogen's common stock prior to closing; and $10 million in a four-year research contract. In addition, Ecogen has the potential for profit participation in future sales by Monsanto of seeds developed and commercialized with Ecogen's technology.

         In connection with the signing of the letter of intent, Monsanto advanced $1 million to Ecogen. Monsanto will advance an additional $1 million to Ecogen prior to the closing if certain conditions are satisfied. If the proposed transaction is consummated, this indebtedness will be applied against the research and development funding payable by Monsanto at the closing. Also in connection with the signing of the letter of intent, Monsanto received a warrant to purchase up to two million shares of Ecogen common stock at an exercise price of $1.175 per share. The warrant will become exercisable only under certain conditions involving either a change of control of Ecogen or the acquisition by a third party of rights to Ecogen's Bt technology in plants and such warrant will terminate upon consummation of the proposed transaction discussed above.

         The Company has also recently announced that its Board of Directors has elected President and Chief Executive Officer James P. Reilly, Jr., as Chairman of the Board. Mr. Reilly succeeds John E. Davies, one of the Company's founders, who will remain on the Board. Mr. Reilly joined Ecogen in 1992 as its President and Chief Operating Officer and in January, 1994, became the Company's Chief Executive Officer. Prior to joining Ecogen, Mr. Reilly spent sixteen years in a variety of senior positions at Rhone-Poulenc Inc., including seven years in the firm's agricultural chemicals divisions.
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         Pursuant to the requirements of the Securities and Exchange Act of
1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Ecogen Inc.


                                               By:  James P. Reilly, Jr. /s/
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                                                      James P. Reilly, Jr.
                                                      President and Chief
                                                      Executive Officer

Date:  November 20, 1995